As filed with the Securities and Exchange Commission on May 15, 2013
Registration No. 333-157196

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FIRST SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	58-2461486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

531 BROAD STREET
CHATTANOOGA, TENNESSEE 37402
(Address, including zip code, of registrant’s principal executive offices)

D. MICHAEL KRAMER
FIRST SECURITY GROUP, INC.
531 BROAD STREET
CHATTANOOGA, TENNESSEE 37402
(423) 266-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Robert D. Klingler
Bryan Cave LLP
One Atlantic Center
Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
Telephone: (404) 572-6600

Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

EXPLANATORY NOTE

Deregistration of Securities

The sole purpose of this amendment is to remove from registration shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (“Preferred Stock”), a warrant to purchase Common Stock, $0.01 par value per share (the “Warrant”), and shares of Common Stock issuable upon exercise of the Warrant, in each case remaining unsold at the termination of an offering.
This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-3 (File No. 333-157196), originally filed with the Securities and Exchange Commission by the Registrant on February 9, 2009 (the “Registration Statement”). The Registrant filed the Registration Statement to register the potential resale of shares of Preferred Stock, the Warrant and shares of Common Stock issuable upon exercise of the Warrant by selling securityholders.
The Registrant issued shares of Preferred Stock and the Warrant to the United States Department of the Treasury (“Treasury”) in January 2009 pursuant to the Capital Purchase Program established by Treasury under the Troubled Asset Relief Program.
In April 2013, the Registrant redeemed from Treasury all shares of Preferred Stock and the Warrant held by Treasury. No portion of the Warrant had been previously exercised. As a result, as of the filing date of this Post-Effective Amendment No. 1, all of the securities issued to the Treasury have been redeemed by the Registrant.
Pursuant to the undertaking in Item 17 of the Registration Statement required by Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration the securities that remain unsold upon the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 15, 2013.

First Security Group, Inc.

By:	/s/ John R. Haddock
	Name:	John R. Haddock
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes D. Michael Kramer and John R. Haddock and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities on May 15, 2013.

Name	Title

/s/ D. Michael Kramer	President and Chief Executive Officer and Director
D. Michael Kramer
(Principal Executive Officer)

/s/ John R. Haddock	Executive Vice President and Chief Financial Officer
John R. Haddock
(Principal Financial and Accounting Officer)

/s/ Larry D. Mauldin	Chairman of the Board and Director
Larry D. Mauldin

/s/ William F. Grant, III	Director
William F. Grant, III

Director
William C. Hall

/s/ Carol H. Jackson	Director
Carol H. Jackson

/s/ Kelly P. Kirkland	Director
Kelly P. Kirkland

/s/ Robert R. Lane	Director
Robert R. Lane